EXHIBIT 10.5

WELLS FARGO AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$1,750,000.00	Houston, Texas
August 17, 2017

This Note amends, modifies, restates and replaces, but does not satisfy nor act as a novation of the obligations under. relating to. or in connection with, that certain Amended and Restated Revolving Line of Credit dated as of March 16, 2015, executed and delivered by some or all Borrower hereunder in favor of Bank.

FOR VALUE RECEIVED, the undersigned SPINE INJURY SOLUTIONS, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Private Banking - Houston, 1000 Louisiana Street, 2nd Floor, Houston, TX 77002, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1 “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

1.2 “LIBOR” means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m.. London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

1.3 “London Business Day” means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

2. INTEREST:

2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360- day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may 6e, actual days elapsed) at the lesser of (a) a fluctuating rate per annum determined by Bank to be two percent (2.00%) above Daily One Month LlBOR in effect from time to time, or (b) the Maximum Rate. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental  authority and related in any manner to LIBOR, and (b) costs. expenses and liabilities arising from or in connection  with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or  any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended),  assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or
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foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.3 Payment of Interest. Interest accrued on this Note shall be payable on the 3rd day of each month, commencing September 3, 2017.

24 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note, but in no event at a rate greater than the Maximum Rate.

2. 5 Collection of Payments. Borrower authorizes Bank to collect all principal, interest, fees and other sums due hereunder  by charging Borrower’s deposit account number XXXXXXX  with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

3. BORROWING AND REPAYMENT:

3.1 Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow,  partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided  however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount  stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced  hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which  balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on August 31, 2018.

3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) William F. Donovan, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

4. LATE CHARGE:

If any payment required hereunder or under any contract, instrument and other document required hereby, or at any time hereafter delivered to Bank in connection herewith, is not paid within fifteen (15) days following the date it becomes due, Borrower shall pay a late charge equal to five percent (5%) of the amount of such unpaid payment.

5. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 17, 2017, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

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6. MISCELLANEOUS:

6.1 Remedies. Upon the sale, transfer, hypothecation, assignment, or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if applicable, or upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full am6unt of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel to the extent permissible), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

6.2 Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower,  the obligations of each such Borrower shall be joint and several.

6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

6.4 Savings Clause.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment hereof or otherwise relating hereto (each, a “Related Document”), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”).  If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Note or any Related Document, or ln any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document. to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received.  The terms of this paragraph shall be deemed to be incorporated into each Related Document.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

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6.5 Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

6.6 Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

6.7 Certain Tri-Party Accounts.  Borrower and Bank agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to any revolving loan accounts created under this Note or maintained in connection herewith.

NOTICE: THIS NOTE AND ALL OTHER DOCUMENTS RELATING TO  THE INDEBTEDNESS EVIDENCED HEREBY CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above. SPINE INJURY SOLUTIONS, INC.

By:   /s/ William F. Donovan
William F. Donovan, Chief Executive Officer

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 17, 2017, by and between SPINE INJURY SOLUTIONS, INC., a Delaware corporation (“Borrower”}, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”}.

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein. This Agreement amends, modifies, restates and replaces. but does not satisfy nor act as a novation of the obligations under, relating to, or in connection with, that certain Amended and Restated Credit Agreement, dated as of March 16, 2015, executed and delivered by some or all Borrower hereunder in favor of Bank.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1     LINE OF CREDIT.

(a)   Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 31, 2018, not to exceed at any time the aggregate principal amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) (“Line of Credit”), the proceeds of which shall be used to provide the company with short-term working capital. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by an Amended and Restated Revolving Line of Credit Note dated as of August 17, 2017 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)   Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available  thereunder, as set forth above.

SECTION 1.2     INTEREST/FEES.

(a)  Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 1787956356 with Bank. or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should. there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

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4.1 Value Requirements. The Margin Value of the Collateral shall at all times exceed the outstanding balance of Indebtedness. Whenever applicable, the credit limits of Regulation U of the Federal Reserve Board (12 U.S.C. § 221 et seq) shall also be satisfied as prescribed therein. Collateral satisfying value requirements in this Agreement cannot also satisfy other value requirements in favor of Bank, if any.

4.2 Maintenance of Value. Whenever value requirements in this Agreement are not met Debtor shall, within three (3) business days, take all remedial action necessary to restore the required value. Remedial action may include the following in any combination or amount (a) delivery of additional Collateral acceptable to Bank; (b) substitution of assets providing little or no support to value requirements for assets providing greater support; (c) payoff of the Indebtedness (or if applicable, reduction thereof); or (d) conversion of assets to cash. Bank has no duty to act to: (a) prevent any decline in market value of Collateral or Proceeds; (b) preserve any Debtor rights against prior parties relating to Collateral or Proceeds; or (c) assure that Proceeds of any Collateral are deposited into interest bearing account(s).

4.3 Breach of Value Requirements. Bank is not obligated to permit an advance when value requirements are not met or if permitted would not then be met. Failure to timely meet value requirements is an Event of Default, and allows Bank, in its sole option, to accelerate the Indebtedness and exercise its rights and remedies under this Agreement.

4.4 Excess Collateral. Unless an Event of Default occurs, Collateral in excess of the value requirements is available for withdrawal at Debtor’s request to Bank, free and clear of its lien. Debtor will provide reasonable time, information and cooperation for Debtor withdrawal requests. No Intermediary is authorized to release Collateral, or allow excess Collateral withdrawals, without written consent of an authorized employee of Bank’s applicable credit department.

4.5 Trading of Collateral Permitted. Unless an Event of Default occurs, and provided all value requirements would continue to be met, Debtor, or any party authorized by Debtor to act with respect to the Collateral, may receive payments of interest and/or cash dividends earned on the Collateral in the Securities Account, and may trade Collateral in the Securities Account. Except as provided in this Agreement, Bank is not obligated to permit any withdrawal or distribution of Collateral or Proceeds.

4.6 Rule 144/145 Collateral. For so long as any of the Collateral may be subject to Securities Exchange Commission (“SEC”) Rule 144 or Rule 145, Debtor will not sell or otherwise transfer shares of securities of the issuer of such Collateral (whether or not such shares are Collateral) without Bank’s prior written consent, which consent shall be given in Bank’s sole discretion.

4.7 Hedge Fund Collateral. Hedge fund interests credited, maintained or recorded in the Securities Account (each and collectively a “Hedge Fund”) are Collateral under this Agreement even if the issuer’s books and records may not reflect Bank’s lien and even if Bank has not agreed the Hedge Fund contributes to value requirements in this Agreement.

4.8 Determination of Value; Collateral Eligibility; Definitions. Collateral subject to assignment, pledge or similar consent requirements of a third party is not eligible to satisfy value requirements in this Agreement until the required consent is furnished to Bank in writing. In addition, the following definitions apply for all purposes in determining Debtor’s satisfaction of the value requirements:

“Brokered Certificates of Deposit” or “Brokered CD’s” means an FDIC-insured certificate of deposit of any financial institution other than Wells Fargo Bank, NA obtained from or through the mediation or assistance of Wells Fargo Advisors, LLC, Wells Fargo Securities, LLC, or the Investment & Financial Services Group of Wells Fargo Bank and held in the Securities Account.

“Commercial Paper” means fixed rate debt instruments of domestic corporations rated A2 or higher by Standard & Poor’s and Prime 2 or higher by Moody’s. Floating rate commercial paper and commercial paper of non- US corporations are not included in this definition.

“Corporate Bonds” means bonds of domestic corporations which are not convertible to equity and which are rated BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s. Bonds of non-US corporations are not

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included in this definition. “Short Term” Corporate Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”. “Convertible Corporate Bonds” are Corporate Bonds convertible to equity securities of the issuer and which are rated A or higher by Standard & Poor’s.

“Equities” means: (a) common stock of domestic corporations and, except in the case of Small and Micro Cap Equities, American depository receipts (“ADR’s”), which, as to all of the foregoing, have a value greater than or equal to $10.00 per share, trade on an NSE, and have done so for at least one year after initial settlement of the public offering of the securities; and (b) preferred stock of domestic corporations (or their affiliated trusts or entities) so long as the common stock of the issuers qualify as “Equities” (and despite that the preferred stock would not qualify as “Equities” due to market capitalization or initial public offering date). Equity securities of value less than $10.00 per share, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded entities, and put or call options, rights or warrants, managed futures, auction rate preferred stock, and exchange funds, hedge funds, and other private equity or investment groups are not included in this definition. Qualifying restricted and control securities are included in this definition, but only to the extent such securities can be converted to cash by Bank in three days or less in accordance with SEC Rules 144 or 145 should an Event of Default occur. “Large Cap” Equities are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Exchange Traded Fund” or “ETF” means a security of an investment company formed under the Investment Company Act of 1940 (the “40 Act”) which trades on an NSE, whose investments track  an index, commodity or basket of assets, having greater than $100,000,000.00 in total assets under management and a minimum FMV greater than or equal to $4.00 per share except in the case of Money Market ETF’s which shall have a minimum FMV greater than or equal to $1.00, and except that leveraged ETF’s and inverse or “bear market” ETF’s are not included in this definition. ETF investment objective distinctions, as well as the factors that will exclude ETF’s from eligibility in this definition, are identical to those applied for Mutual Funds.

“Fair Market Value” or “FMV” means, as to any Collateral that is uncertificated, the per share or per unit closing sale price quoted  or reported at the close of the immediately preceding business day  in the Securities Account, and, as to any Collateral that is certificated, the per share or per unit closing sale price quoted or reported at the close of the immediately preceding business day were such share or unit held in uncertificated form in a securities account at Wells Fargo Advisors, LLC (or, in either case if not available, such other customary publication of securities closing sale prices as Bank may reasonably elect to reference) multiplied by the number of shares or units of like Collateral. The aggregate FMV of the Collateral is the total of all such FMVs so determined plus the amount of cash Collateral. If FMV cannot be determined by the foregoing procedure, then FMV shall be determined by the Bank, in its sole discretion, by reference to the notional amount of such assets or to public information and procedures that may otherwise then be available. All cash and other value references are to currency denominated in dollars of the United States of America.

“Margin Value” means the FMV of the Collateral multiplied by the applicable percentage set forth in the following table:

Collateral Type	% of FMV
Cash and cash equivalents (in the Securities Account)	95%
Wells Fargo Deposits (in the Securities Account or otherwise directly pledged)	100%
Brokered Certificates of Deposit	85%
Commercial Paper	80%
US Government Obligations - Short Term	90%
US Government Obligations - Longer Term	80%
Corporate & Municipal Bonds - Short Term	80%
Corporate & Municipal Bonds - Longer Term	70%
Corporate Bonds – Convertible	50%	*
Equities - Common and ADRs - Large Cap	75%	*
Equities - Common and ADRs - Mid Cap	65%	*
Equities - Common - Small & Micro Cap	55%	*
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Equities - Preferred - Large, Mid, Small & Micro Cap	70%	*
Mutual Funds - Money Market	95%
Mutual Funds/ETFs - Bond - US Government (Short Term)	90%	*
Mutual Funds/ETFs - Bond - US Government (General and Longer Term)	80%	*
Mutual Funds/ETFs - Bond - Corporate & Municipal (Short Term)	80%	*
Mutual Funds/ETFs - Bond - Corporate & Municipal (Longer Term)	70%	*
Mutual Funds/ETFs - Bond - High Yield	60%	*
Mutual Funds/ETFs - Bond - Global & International	55%	*
Mutual Funds/ETFs - Equity - Large Cap, S&P Index, Equity Income, Balanced	75%	*
Mutual Funds/ETFs - Equity - Multi & Mid Cap	65%	*
Mutual Funds/ETFs - Equity - Small Cap, Specialty, Sector, Global & International	55%	*
Master Limited Partnerships	55%	*
Real Estate Investments Trusts	55%	*
Unit Investment Trusts	55%	*
Wells Fargo Market Linked Certificates of Deposit	70%	*†
Wells Fargo Market Linked Notes	70%	*†
All Other Types of Collateral	0%

•  However, if Regulation U of the Federal Reserve Board applies then the lesser of the percentage stated or 50% shall be the percentage applied for these assets.

† In the case of these asset types, the stated percentage is applied to FMV and the resulting amount may not exceed the notional amount.

“Master Limited Partnerships” or “MLP” means limited partner equity interests in limited partnerships with a market capitalization greater than $250 million and which trade on an NSE, and have done so for at least one year after initial settlement of the public offering of such securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Limited partner interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in this definition.

“Municipal Bonds” means bonds of state, city, county, municipality and other public entities rated BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s. “Short Term” Municipal Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

“Mutual Funds” means investment companies regulated under the 40 Act, except those regulated under Sections’ 4 and 26, that invest primarily in money markets securities (“Money Market”), short or longer term US government taxable or tax exempt bonds (“US Government”), short or longer term taxable corporate bonds (“Corporate”), short or longer term, insured and single state municipal bonds (“Municipal”), bonds that seek higher returns to compense increased risk of investing in lower rated issuers (“High Yield”), equities of US issuers in particular market capitalization segments (Large Cap, Mid Cap, “Multi Cap” and Small Cap), bonds and/or equities of non-US issuers (“International”) or worldwide including the US issuers (“Global”), or invest by designs to track the performance of the S&P 500 index (“S&P Index”), to provide both current income and growth potential (“Equity Income”), for balanced or allocated portfolios of .securities (“Balanced”), for particular sectors of the economy (“Sector”) or for particular specialized traits associated with their investments made (“Specialty”), and which have greater than $100,000,000.00 in total assets under management and a minimum FMV greater than or equal to $4.00 per share except in the case of Money Market Mutual Funds which shall have a minimum FMV greater than or equal to $1.00. Leveraged mutual funds and inverse or “bear market” mutual funds, non-networked funds, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in this definition.

“National Securities Exchange” or “NSE” means securities exchanges registered with the SEC as national securities exchanges in accordance with Section 6 (a) of the Securities Exchange Act of 1934.

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“Real Estate Investment Trusts” or “REIT” means real estate investment trust equity interests with a market capitalization greater than $250 million and which trade on an NSE, and have done so for at least one year after initial settlement of the public offering of the securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Real estate investment trust interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in this definition. “Large Cap” REITs are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Unit Investment Trusts” or “UIT” means investment companies regulated primarily under Sections 4 and 26 of the 40 Act that are invested primarily in municipal securities or securities of domestic corporations and which have greater than $100,000,000.00 in total assets under management and a FMV greater than or equal to $4.00 per share. Leveraged and inverse or “bear market” funds, non-networked funds, funds invested primarily in private equity, private placements, limited partnership interests, or venture capital enterprise, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in this definition.

“U.S. Government Obligations” means U.S. Treasury Bills, U.S. Treasury Bonds and Notes, U.S. Government Zero Coupon Bonds, Government National Mortgage Association fixed income securities and U.S. Government sponsored enterprise (Federal Home Loan Banks, Federal National Mortgage Association,  Federal Home Loan Mortgage Corporation, Government National Mortgage Association, Federal Farm Credit  Banks, and Federal Agricultural Mortgage Corporation) fixed income securities. “Short Term” U.S. Government Obligations are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

“Wells Fargo Deposits” means acceptable certificates of deposit and savings accounts of Wells Fargo Bank, National Association, in the Securities Account or otherwise directly pledged as collateral for the Indebtedness. Wells Fargo Command accounts, 7-day CD’s, callable CD’s, demand deposit, money market and uninsured deposit accounts of any kind, brokered and market linked certificates  of deposit, and deposits or accounts of any other financial institution are not included in this definition.

“Wells Fargo Market Linked Certificates of Deposit” or “WFMLCD” means a FDIC insured and CUSIP numbered certificates of deposit issued by Wells Fargo Bank, NA which provide at maturity the return of the entire original deposit amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity. Market linked certificates of deposit not FDIC insured, lacking a CUSIP number, of issuers other than Wells Fargo Bank, N.A., returning only a portion of the original deposit amount, or subject to liquidation fees or penalties or lock up periods of any kind, are not included in this definition.

“Wells Fargo Market Linked Notes” or “WFMLN” means CUSIP  numbered notes issued by Wells Fargo & Company which provide at maturity the return of the entire original principal amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity. Market linked notes lacking a CUSIP number, of issuers other than Wells Fargo & Company, returning only a portion of the original principal amount, or subject to liquidation fees or penalties or lock up periods of any kind, are not included in this definition.

5. CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS. This is a continuing agreement and all rights, powers and remedies under this Agreement shall apply to all past, present and future Indebtedness of each of the Obligors to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of any of the Obligors or Debtor or any other event or proceeding affecting any of the Obligors or Debtor. For any Debtor that is not also an Obligor, this Agreement shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances  made by Bank to any of the Obligors after revocation under commitments existing prior to receipt by

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Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by any of the Obligors or committed by Bank prior  to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at 1000 Louisiana St 2nd Floor Houston, TX 77002, or at such other address as Bank shall from time to time designate. The obligations of Debtor under this Agreement shall be in addition to any obligations of Debtor under any other grants or pledges of security for any liabilities or obligations of any of the Obligors or any other person heretofore or hereafter given to Bank unless said other grants or pledges of security are expressly modified or revoked in writing; and this Agreement shall not, unless expressly provided in this Agreement, affect or invalidate any such other grants or pledges of security.

6. OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; REINSTATEMENT OF LIABILITY. The obligations under this Agreement are joint and several and independent of the obligations of Obligors, and a separate action or  actions may be brought and prosecuted against Debtor whether action  is brought against any of the Obligors or any other person, or whether any of the Obligors or any other person is joined in any such action or actions. Debtor acknowledges no conditions precedent to the effectiveness of this Agreement remain unfulfilled, and this Agreement is binding on Debtor regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Debtor. The Debtor’s obligations and the Bank’s right. under this Agreement will be reinstated to the extent amounts paid on account of any Indebtedness secured by this Agreement must be restored by Bank. The determination as to whether any amount paid must be restored will be made by Bank in its sole discretion; provided however, that if Bank contests any such matter at Debtor’s request, Debtor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Debtor represents and warrants to Bank that: (a) Debtor owns and has the exclusive right to pledge and grant a security interest in the Collateral and Proceeds which are free from liens and adverse claims of any kind, except the lien created by this Agreement or any other agreement with Bank, or as otherwise disclosed by Debtor to Bank in writing prior to the effective date of this Agreement; (b) no financing statement or control agreement purporting to cover any of the Collateral or Proceeds, and naming any secured party other than Bank, exists or is on file in any public office or remains in effect; and (c) no person or entity, other than Debtor, Bank and Intermediary, has any interest in or control over the Collateral.·

7.2 Each Debtor who is not an Obligor further represents and warrants to Bank that: (a) the Collateral is pledged at Obligors’ request; (b) Bank has made no representation to Debtor as to the creditworthiness of any Obligor and (c) Debtor has established adequate means of obtaining directly from each Obligor on a continuing basis information pertaining to Obligor’s financial condition, and Bank shall have no obligation to disclose to Debtor any information about any Obligor which is acquired by Bank in any manner.

8. COVENANTS OF DEBTOR. Debtor agrees to execute and deliver any documents Bank deems necessary to create, perfect and continue the security interests under this Agreement and to obtain such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of its rights under this Agreement. Unless Bank agrees otherwise in writing, Debtor agrees: (a) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in Collateral and Proceeds; (b) not to permit any security interest in or lien on the Collateral or Proceeds, except in favor of Bank and except liens in favor of Intermediary to the extent expressly permitted by Bank in writing; and (c) not to hypothecate or permit the transfer by operation of law of any of the Collateral or Proceeds or any interest therein, nor withdraw any funds from any deposit account pledged to Bank under this Agreement. Debtor further agrees that any party now or at any time hereafter authorized by Debtor to advise or otherwise act with respect to the Securities Account shall be subject to all terms and conditions contained in this Agreement and in any control, custodial or other similar agreement that at any time be in effect among Bank, Debtor and Intermediary relating to the Collateral.

9. POWERS OF BANK. Debtor irrevocably appoints Bank its attorney-in-fact for the duration of this Agreement to perform any of the following powers, which are coupled with an interest, and which may be exercised from time to time by Bank whether or not any of the Obligors or Debtor is in default: (a) to perform any obligation of Debtor under this Agreement; (b) to notify any person obligated on any security, instrument or other document subject to this Agreement of Bank’s rights under this Agreement; (c) to collect by legal proceedings or otherwise  all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral or Proceeds; (d) to

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exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; and (e) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary in preserving, protecting or enforcing of its rights under this Agreement. To fulfill the purposes of this Agreement, Bank may cause any Collateral and/or Proceeds to be transferred to Bank’s name or the name of Bank’s nominee.

10. DEBTOR’S WAIVERS.

10.1 Each of Debtor who is not an Obligor waives any right to require Bank to: (a) proceed against any of the Obligors or any other person; (b) marshal assets or proceed against or exhaust any security held from any of the Obligors or any other person; (c) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any of the Obligors or any other person; (d) take any other action or pursue any other remedy in Bank’s power; or (e) make any presentment or demand for performance, or give any notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration under this Agreement or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness guaranteed or secured by this Agreement. or in connection  with the creation of new or additional Indebtedness.

10.2 Each of Debtor who is not an Obligor waives any defense to its obligations under this Agreement based upon or arising by reason of: (a) any disability or other defense of any of the Obligors or any other  person; (b) the cessation or limitation from any cause whatsoever,  other than payment in full, of the Indebtedness of any of the Obligors or any other person; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any of the Obligors which is a corporation, partnership or other type of entity, or any defect in the formation of any of such Obligors; (d) the application by any of the Obligors of the proceeds of any Indebtedness for purposes other than the purposes represented by Obligors to, or intended or understood by, Bank or Debtor; (e) any act or omission by Bank which directly or indirectly results in or aids the discharge of any of the Obligors or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any of the Obligors; (f) any impairment of the value of any interest in any security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (g) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (h) any requirement that Bank give any notice of acceptance of this Agreement. Until all Indebtedness shall have been paid in full, Debtor shall have no right of subrogation, and Debtor waives any right to enforce any remedy which Bank now has or may hereafter have against any of the Obligors or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Debtor further waives all rights and defenses Debtor may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Debtor’s rights of subrogation or Debtor’s rights to proceed against any of the Obligors for reimbursement, or (ii) any loss of rights Debtor may suffer by reason of any rights, powers or remedies of any of the Obligors in connection. with any anti-deficiency laws or any other laws limiting, qualifying or discharging Obligors’ Indebtedness, whether by operation of law or otherwise, including any rights Debtor may have to a FMV hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.

10.3 By signing this Agreement, Debtor waives (a) each and every right to which it may be entitled by virtue of any suretyship law, including without limitation, any rights arising pursuant to Section 17.001 and Chapter 43 of the Texas Civil Practice and Remedies Code and Rule 31 of the Texas Rules of Civil Procedure, as the same may be amended from time to time, and (b) without limiting any of the waivers set forth herein, any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Debtor.

11. AUTHORIZATIONS TO BANK. Each of Debtor who is not an Obligor authorizes Bank either before or after revocation hereof, without notice to or demand on such Debtor, and without affecting such Debtor’s liability under this Agreement, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for

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payment of, or otherwise change the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the Collateral and Proceeds, for the payment of the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release the Collateral and Proceeds, or any part thereof, or any such other security; (c) apply the Collateral and Proceeds or such other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from any of the Obligors to any Indebtedness of any of the Obligors to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Agreement, and Debtor hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.

12. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any control, custodial or other similar agreement in effect among Bank, Debtor and Intermediary relating to the Collateral; (b) any representation or warranty made by Debtor in this Agreement shall prove to be incorrect in any material respect when made; (c) Debtor shall fail to observe or perform any obligation or agreement contained in this Agreement; or (d) any impairment of the rights of Bank in any Collateral or Proceeds or any attachment or like levy on any property of Debtor.

13. REMEDIES. Following an Event of Default, Bank may exercise without demand any and all rights and remedies granted to a secured party upon default under the Texas Business and Commerce Code or other applicable law, including without limitation, the right (a) to instruct any intermediary, issuer, custodian or other party maintaining the Collateral or Proceeds to deliver all Collateral and/or Proceeds directly to Bank, and (b) to engage in electronic self-help or otherwise sell or dispose of any Collateral. All rights and remedies of Bank are cumulative. No delay or failure of Bank to exercise any right or remedy affects or waives that right or remedy; nor does a single or partial exercise of any right or remedy preclude or waive any further exercise of that or any other right or remedy. Any waiver of any Event of Default or any of the terms of this Agreement must be in writing. It is agreed that public or private sales or other disposition, including auctions, to any purchaser, for cash or on credit, are commercially reasonable. While an Event of Default exists: (a) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (b) Bank may appropriate the Collateral and apply all Proceeds to Indebtedness in such order as Bank may determine; and (c) Bank may take any action with respect to the Collateral contemplated by any control, custodial or other similar agreement then in effect among Bank, Debtor and Intermediary, and Bank may, at any time and at Bank’s sole discretion, liquidate any Collateral consisting of time deposits and apply the Proceeds to the Indebtedness, regardless of whether or not the time deposits have matured or that liquidation gives rise to penalties for early withdrawal. Bank may elect to not delay a disposition of securities for any period of time necessary to permit registration for public sale under applicable law, even if the issuer is agreeable  to registration. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

14. DISPOSITION OF COLLATERAL AND PROCEEDS;  TRANSFER OF INDEBTEDNESS. Any proceeds of any disposition of any Collateral or Proceeds, may be deposited to a non-interest bearing deposit account or applied by Bank to the payment of its expenses, including reasonable attorneys’ fees, and the balance of such proceeds may be applied to the Indebtedness in such order of application as Bank may in its discretion elect. Bank may transfer all or any part of the Indebtedness, as well as any part of the Collateral or Proceeds and shall be fully  discharged’ thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights and remedies under this Agreement.

15. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified above and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered,  upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent  by facsimile, by electronic  mail (“e-mail”) or by any proprietary electronic service offered by Bank, if separately agreed to by Bank and Debtor, upon the sender’s receipt of a facsimile confirmation or

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an acknowledgement from the intended recipient, such as the “return receipt requested” function, return e-mail, or other forms of acknowledgement as may be applicable.

16. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Bank immediately upon demand the Bank’s expenses, including reasonable attorneys’ fees, incurred by Bank in connection with (a} the perfection and preservation of the Collateral or Proceeds, and (b) the enforcement and exercise of any right or remedy conferred by this Agreement.

17. SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Debtor may not assign or transfer any of its interests or rights under this Agreement without Bank’s prior written consent. Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Obligors to Bank and any obligations with respect thereto, including this Agreement. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Debtor and/or this Agreement, whether furnished by Obligors, Debtor or otherwise. Debtor further agrees that Bank may disclose such documents and information to Obligors.

18. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between Debtor and Bank and supersedes all prior negotiations, communications, discussions and correspondence concerning the subject matter. No agreement to amend or modify this Agreement shall be effective unless memorialized in writing that states it is intended to amend or modify this Agreement.

19. OBLIGATIONS OF MARRIED PERSONS. Any Debtor who is a married person agrees that recourse may be had against his or her separate property (as well as all marital property) for all his or her Indebtedness to Bank secured by the Collateral and Proceeds under this Agreement.

20. APPLICATION OF SINGULAR AND PLURAL. If there is but a single Obligor, all words used in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Obligor, or when this Agreement is executed by more than one Debtor, “Obligors” and “Debtor” respectively shall mean all or any one or more of them as the context requires.

21. SEVERABILITY; COUNTERPARTS; GOVERNING LAW. If any provision of this Agreement shall be determined to be invalid under applicable law, the provision shall be ineffective only to the extent of the invalidity, without invalidating any remaining provisions of this Agreement. This Agreement may be executed in as many counterparts as may be required to reflect all parties assent; all counterparts will collectively constitute a single agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

22. ELECTION FOR ELECTRONIC COMMUNICATIONS AND SIGNATURES. To facilitate execution of this Agreement, this Agreement and each promissory note, contract, instrument and other document  required by this Agreement or at any time delivered to Bank in connection with the Collateral, any Proceeds, or the Indebtedness secured by this Agreement, or as a condition to the execution of this Agreement, may be executed by one or more of Debtor or Bank in the form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“ESIGN Act”)). An “Electronic Signature” (as defined in ESIGN) will constitute an original and binding signature of Bank and Debtor1 The fact that a document is in the form of an Electronic Record and/or is signed using an Electronic Signature will not, in and of itself, be grounds  for invalidating such document. When information (such as a disclosure, notice, permission, waiver, demand or amendment) is to be provided in writing under this Agreement, that writing may be provided by electronic means and in an electronic format.

This election for electronic communications and signatures is subject to the following conditions; (a} the prior consent of Debtor, and if Debtor is a “Consumer” (as defined by ESIGN Act) such consent must be obtained in accordance with the ESIGN Act, (b) the prior consent of Bank and (c) utilization of an electronic transmission process with audit, security and authentication controls satisfactory to Bank. Notwithstanding any election for electronic communication, Bank may always in its sole discretion provide to Debtor or require from Debtor information in writing in a paper format.

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Any writing (whether on paper or in electronic format) prepared by Debtor and delivered to Bank will be deemed materially true, correct and complete by Debtor and each officer or employee of Debtor who prepared and authenticated same, and may be legally relied upon by Bank without regard to the medium in which the record is maintained or the method of delivery or transmission.

23. ARBITRATION. Debtor and Bank agree any claim, dispute, or controversy arising between Debtor and Bank under or relating to this Agreement, the Collateral, any Proceeds, or the Indebtedness, upon the demand of either Debtor or Bank, will be resolved through the arbitration process established by the loan documents evidencing the Indebtedness, a true and correct copy of which Debtor acknowledges has been made available to Debtor.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR.  CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

 /s/ Peter L. Dalrymple
Peter L. Dalrymple
13451 Belhaven Drive
Houston, TX 77069

 /s/ Marlene Dalrymple
Marlene Dalrymple
13451 Belhaven Drive
Houston, TX 77069
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